                                                                      EXHIBIT 12


           BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In Millions, Except Ratio Amounts)
                                  (Unaudited)


                                                            Nine Months Ended
                                                     September 30,
                                              ---------------------------

                                                1998              1997
                                              ---------         ---------
Earnings:

  Pre-tax income............................    $1,380            $1,061

  Add:
    Interest and fixed charges,
      excluding capitalized interest........       264               255

    Portion of rent under long-term
      operating leases representative
      of an interest factor.................       144               139

    Amortization of capitalized interest....         3                 3

  Less:  Undistributed equity in earnings
           of investments accounted for
           under the equity method..........       (12)               (8)
                                                ------            ------


  Total earnings available for fixed charges    $1,779            $1,450
                                                ======            ======

Fixed charges:

  Interest and fixed charges................    $  276            $  268

  Portion of rent under long-term operating
    leases representative of an interest
    factor..................................       144               139
                                                ------            ------

  Total fixed charges.......................    $  420            $  407
                                                ======            ======

Ratio of earnings to fixed charges..........     4.24x(1)          3.56x

(1) Earnings for the nine months ended September 30, 1998 include a pre-tax gain on the pipeline partnerships sale of $67 million. Excluding this gain, the ratio for the nine months ended September 30, 1998 would have been 4.08x.